Exhibit 99.5

                                                    Filed by IAC/InterActiveCorp
                                                            Pursuant to Rule 425
                                                Under the Securities Act of 1933
                                                    Deemed filed and Rule 14a-12
                                       Under the Securities Exchange Act of 1934
                                                     Commission File No. 0-20570


To:  IAC Travel Employees
From:  Dara Khosrowshahi
Subject Line: IAC/Expedia

Everybody at IAC Travel,

I am extremely pleased to tell you that the IAC Travel companies will soon become a separate, publicly traded company called Expedia and traded on the NASDAQ. With the New Year will come a new beginning for Travel... one with its inevitable challenges, but one in which we'll be positioned better than ever to become the #1 provider of travel in the world.

I'm sure you have a lot of questions about how you'll be affected individually. First, let me assure you that we're doing everything we can to make this transition seamless with little, if any, impact at the operational level. Quite simply, we expect people to continue to be employed by the business they work for, at the same company locations. WE KNOW YOU WILL HAVE MANY QUESTIONS ABOUT HOW THIS AFFECTS YOUR BENEFITS, STOCK, AND OTHER ASPECTS OF YOUR JOB. BE ON THE LOOKOUT FOR ANSWERS TO THESE QUESTIONS IN THE COMING WEEKS.

I want to take this time to express how excited I am about this move and why I believe that it's an incredibly positive thing for all IAC businesses.

Essentially, EXPEDIA will include all the domestic and international operations associated with Expedia.com (including Expedia Canada, Newtrade Technologies and Activity World), Hotels.com, IACT-Europe, IACT-Asia Pacific, Hotwire, TripAdvisor, Expedia Corporate Travel, and Classic Custom Vacations. IAC will include the domestic and international operations of all of the other IAC businesses, including Ticketmaster, HSN, LendingTree, RealEstate.com Citysearch, Entertainment Publications, Match.com, Precision Response Corporation, and Interval International (Interval will be an IAC company because it is, at its core, a membership and e-commerce exchange vs. a travel services company and therefore it doesn't fit solely within the travel category).

Over the years since I've been involved with IAC, I have seen our travel companies continuously innovate and execute on strategies that have literally changed the nature of the travel industry. Something to truly be proud of. But the online travel business has grown and matured since we entered it - and our competitors are smarter than they ever have been. It's tempting when you are #1 (online at least) to become conservative, to play defense and try to protect your lead. This announcement is all about playing offense - we are creating a pure play online travel company that will be considerably attractive to investors, provided of course that we execute effectively. We will also have the flexibility that comes from having our own stock to capitalize on inevitable market opportunities. And our equity and stock price performance will be perfectly aligned with

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our operational performance. We are raising the stakes here, and I am convinced it's the right time to do so.

We certainly have our challenges but I believe we have so much more opportunity. The drumbeat march of online adoption in the travel and tourism industry will continue, domestically as well as globally where we are just getting started. Competition will be fierce, and you can bet that we will face new entrants, changing dynamics and totally unexpected twists and turns along the way. But that is exactly what makes this opportunity so exciting - this global travel marketplace is ours to win. Going forward, Expedia will be:

     o The world's best collection of online travel brands... each leaders in their category.

     o The #1 online travel agency in the U.S., U.K., Canada and Germany. At a $12.7 billion gross bookings run rate for the 12 months ended 9/30/04, we're on track to being the 3rd largest travel agency in the world, tied with JTB (Japan), behind only TUI (Germany) and American Express. I believe we can be the largest within five years, especially as a pure-play travel company.

     o The only online travel player with deeply established beachheads in Europe and Asia... our international business is growing dramatically and gaining share, and Expedia Europe is solidly profitable.


     o The most extraordinary team of people in any business anywhere in the world. We have outstanding talent at every level of the organization and I believe that our people and our ability to innovate are our not-so-secret weapon...we have to continue developing and training our employee base and keep bringing world-class talent into our company, at all levels.

I feel very fortunate to have the opportunity to lead what will be one of the world's largest pure-play travel companies. I couldn't be more excited about our future and I'm looking forward to building this enterprise with you.

Dara



ADDITIONAL INFORMATION
In connection with the proposed spin-off it is currently expected that IAC will file a proxy statement/prospectus with the Securities and Exchange Commission (the "SEC"). Stockholders of IAC are urged to read the proxy statement/prospectus, when it becomes available, because it will contain important information about IAC, the proposed spin-off transaction and related matters. Investors and security holders can obtain free copies of the proxy statement/prospectus when it becomes available by contacting Investor Relations, IAC/InterActiveCorp, Carnegie Hall Tower, 152 W. 57th Street, 42nd Floor, New York, NY 10019 (Telephone: (212) 314-7400). Investors and security holders can also obtain free copies of the proxy statement/prospectus and other documents filed by IAC and Expedia with the SEC in connection with the proposed spin-off transaction at the SEC's web site at WWW.SEC.GOV.

In addition to the proxy statement, IAC files annual, quarterly and current reports, proxy statements and other information with the SEC, each of which should be available at the SEC's web site at WWW.SEC.GOV. You may also read and copy any reports, statements and other information

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filed by IAC at the SEC public reference room at 450 Fifth Street, N.W.,
Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

IAC and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of IAC's stockholders to approve the proposed spin-off transaction. Such individuals may have interests in the transaction as described herein, including as a result of current holdings of options or shares of IAC's stock and future holdings of options or shares of Expedia's stock, which will be impacted in the transaction. Information regarding IAC and the equity interests of its directors and officers who may be deemed to be participants in the solicitation of proxies is contained in IAC's proxy statement, filed with the SEC on April 29, 2004.